EXHIBIT 1

JOINT FILING AGREEMENT

     THIS AGREEMENT is dated as of July 28, 2004, by and among Commerce Energy Group, Inc., a Delaware corporation, and Commonwealth Energy Corporation, a California corporation.

     WHEREAS, pursuant to Rule 240.13d-1(k) promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto have decided to satisfy their filing obligations under the Exchange Act by a single joint filing;

     NOW THEREFORE, the parties hereto agree as follows:

     1. The Schedule 13D with respect to the Company to which this Agreement is attached as Exhibit 1 (the “Schedule 13D”) is filed on behalf of each of the parties hereto.

     2. Each of the parties hereto is eligible to use the Schedule 13D.

     3. Each of the parties hereto is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person or entity contained in the Schedule 13D; provided that each person or entity is not responsible for the completeness or accuracy of the information concerning any other person making such filing contained in the Schedule 13D, unless such person or entity knows or has reason to believe that such information is inaccurate.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Date: July 28, 2004
COMMERCE ENERGY GROUP, INC.

	By:	/s/ Richard L. Boughrum

	Name:	Richard L. Boughrum
	Title:	Senior Vice President and Chief Financial Officer

COMMONWEALTH ENERGY CORPORATION

	By:	/s/ Richard L. Boughrum

	Name:	Richard L. Boughrum
	Title:	Senior Vice President and Chief Financial Officer